Exhibit 10.4

ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT dated as of                              , 2005 between CAVAN MARITIME LIMITED, a corporation incorporated under the laws of the Republic of the Marshall Islands (hereinafter referred to as the “Company” and collectively with its subsidiaries and affiliates as the “Company Group”), and WEXFORD CAPITAL LLC, a Connecticut limited liability company (hereinafter referred to as “Wexford”).

W I T N E S S E T H

WHEREAS, the Company wishes to retain Wexford to undertake the management and administration of the business of the Company Group on the terms and conditions set forth herein and Wexford agrees to provide such management and administration;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and legal sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.                                       Retention of Wexford.

(a)                                  Direct Services.  Wexford hereby agrees to provide the Company Group with the following services (the “Direct Services”), as further set forth herein: (a) general management, oversight and administration of the Company Group’s business, (b) corporate accounting and internal controls, (c) investor relations, (d) cash management and strategic financial planning, (e) Securities and Exchange Commission (“SEC”) compliance, controls and financial reporting, and (f) strategic advice in connection with the purchase, construction, financing or refinancing, maintenance, repair or operation any vessels or other assets of the Company Group (the “Vessels”).

(b)                                 Supervisory Services.  In addition to performing the Direct Services, Wexford shall be responsible for the following services, which Wexford shall obtain on behalf of the Company Group and shall supervise (the “Supervisory Services”):  (g) technical operation of the Vessels (including without limitation maintaining, crewing and insurance) (“Technical Operation”), (h) commercial operation of the Vessels (including without limitation arranging charters and other related business (other than Technical Operation and other than financing or refinancing pursuant to Section 1(f)) (“Commercial Operation”) and (i) compliance with any Operational Regulations (as defined below).  In addition as part of the Supervisory Services, Wexford shall retain accountants for the Company Group and shall supervise an annual audit of the Company Group.  The parties agree that in providing the Supervisory Services Wexford shall cause the Company or the Company Group, at the expense of the Company or the Company Group, as the case may be, to enter into contracts or agreements with the third party providers for such services and that Wexford’s responsibility shall be limited to selecting such providers on behalf of the Company or the Company Group, as the case may be, and general oversight and supervision of such providers.

2.                                       Duties and Services of Wexford.

(a)                                  Employees.  During the term of this Agreement, Wexford will designate officers of the Company Group to serve at the pleasure of the Board of Directors of the Company (the “Board”).

Employees of Wexford (“Employees”) shall serve, if elected, as officers (including Chief Executive Officer and Chief Financial Officer) of, and perform services with respect to, the Company Group.  Wexford shall cause the Employees to devote such time and effort to the business of the Company Group as shall be reasonably necessary to perform the duties and services set forth in this Section 2; provided, however, that the Employees shall not be precluded from engaging in other business activities.  The Employees shall not receive any additional compensation from the Company Group for holding any office or serving as an officer of the Company Group.  All duties and services of the Employees shall be rendered at the offices of Wexford subject to reasonable travel requirements.

Unless otherwise expressly provided for in this Agreement, all matters pertaining to the employment of the Employees are the sole responsibility of Wexford, which shall in all respects be the employer of such Employees.  At no time shall the employees of Wexford, any independent contractors engaged by Wexford and/or the employees of any such independent contractors be considered employees of the Company Group.  Wexford shall be responsible for complying with all federal, state and local labor and tax laws and regulations with respect to its employees.  This Agreement is not one of agency between Wexford and any entity of the Company Group, but one with Wexford engaged independently in the business of providing management and administrative services as an independent contractor.  All employment arrangements are therefore solely Wexford’s concern, and no entity of the Company Group shall have any liability with respect thereto except as otherwise expressly set forth herein.

(b)                                 Day-to-Day Administration.  Subject to the direction of the Board, the Company Group hereby delegates to Wexford (and Wexford hereby accepts such delegation) responsibility for overseeing the day-to-day management and administration of the business of the Company Group in accordance with sound management practices.  Wexford shall be responsible for supervising all of the Company Group’s employees and officers and among other things shall have the right to hire or fire any officer or employee of the Company Group with or without cause.  Wexford shall have the right to cause the Company Group to hire lawyers, accountants and other professional advisors and consultants.

(c)                                  Bank Accounts, Securities Accounts, Cash Management.  Wexford shall open bank accounts and securities accounts for the Company Group, and shall designate persons with signature authority with respect to such accounts.  Wexford shall invest the Company Group’s cash and liquid assets in accordance with sound management practices.

(d)                                 Maintenance of Insurance. Wexford shall, on behalf of the Company Group, be responsible to procure and maintain in full force and effect at all times necessary or appropriate liability and other insurance as is customary and appropriate under the circumstances, under policies, in amounts and with carriers to be approved by the Company, subject to the below requirements, including without limitation directors’ and officers’ liability insurance in an amount of five million dollars (U.S.$5,000,000) or such greater amount as may be designated by the Board.  The cost of all premiums for such insurance coverage shall be the responsibility of the Company.  All insurance policies shall be maintained in the name of the relevant entity of the Company Group.

Wexford shall promptly provide copies of all insurance policies or certificates thereof and related material to the Company or to such director or officer, as the case may be, as well as written notice of any changes in such policies.  Wexford shall promptly investigate and make a full written report to the Company or such director or officer, as the case may be, and all applicable insurance carriers as to any and all actual or alleged incidents for which a claim may properly be made under any such policies, and shall prosecute all claims and prepare any and all other reports required by any insurance company in connection therewith.

(e)                                  Government Compliance.  Wexford shall use its best efforts to ensure that the Company Group complies with all material laws, ordinances, orders, rules, relations and requirements of all federal, state, and municipal governments, courts, administrative agencies or any other body exercising the functions similar to those of any of the foregoing which may be applicable to the Company Group, including applicable SEC rules and regulations, subject to the final sentence of this Section 2(e) (collectively the “Regulations”).  Wexford shall notify the Board immediately upon receipt of notice of (i) any material threatened or pending governmental orders, proceedings or lawsuit involving the Company Group and (ii) any material violations relating to the use or maintenance of the Company Group’s assets.  For the avoidance of doubt, as part of the Supervisory Services, Wexford shall supervise compliance with any Regulations, treaties, conventions, codes, standards, permitting, licensing, certifications or other legal, regulatory or administrative requirements (whether the same be international, national, statewide, regional, local, in respect of any port authority or other body or otherwise) in respect of operation of the Vessels(the “Operational Regulations”), including without limitation any maritime, environmental, pollution or safety Regulations.

(f)                                    Books and Records.  Wexford shall, on behalf of the Company Group, keep and maintain true and accurate corporate minute books (but only with respect to meetings to which Wexford is invited in sufficient time to send a representative to attend) and books of account in accordance with applicable law and generally accepted accounting principles on an accrual basis.  Wexford shall maintain accurate records of all funds received and disbursed in connection with the provision of Wexford’s services hereunder and such records, together with all supportive and underlying documentation, shall be available for the Company Group’s inspection at all times at Wexford’s offices.  Wexford shall not dispose of any books or records relating to the Company Group except upon receipt of the prior written approval of Company.  Wexford shall maintain such control over accounting and financial transactions as is reasonably expected to protect the Company Group and its assets from theft, error or fraudulent activity.

All books, cards, registers, receipts, documents, warranties, insurance policies, contracts, leases, violations, loan documents, correspondence, plans and specifications, and any other papers or the information contained therein which are in any manner connected with the management, operation, servicing or administration of the Company Group (the “Corporate Documents”) are the sole property of the Company Group, and shall be delivered to the Company or any other entity of the Company Group, in the latter case with respect to the Corporate Documents of such entity, at any time upon the Company’s or such entity’s request and at its expense.  Such Corporate Documents shall be deemed confidential and will not be published, transmitted or released by Wexford to any party, other that to its attorneys, accountants and as otherwise may be required by law, without the prior written consent of the Company or as otherwise required by law, subpoena or other legal process.

The covenants and agreements of Wexford contained in this Section 2(f) (other than in the first, second and last sentences of the first paragraph hereof) shall survive any termination (with or without cause) of this Agreement.

(g)                                 Reporting.  Wexford shall provide the Company with regular reports no less frequently than once each calendar quarter providing information with respect to all material actions undertaken by Wexford pursuant to the terms of this Agreement and other material events relating to the Company Group.

(h)                                 Right of First Refusal.  During the initial and any extended term of this Agreement (the “First Refusal Period”), Wexford shall give the Company a right of first refusal with respect to any purchase, lease or similar investment opportunities in Capesize, Panamax, Handymax or Handysize vessels (“Dry Bulk Ships”) presented to or originated by Wexford or the Company Group (each an “Opportunity”).  During the First Refusal Period, Wexford shall notify the Company of each Opportunity by sending the Company a written notice describing such Opportunity in sufficient detail to allow the Company to make an investment decision.  If within a fifteen (15) Business Day (as defined below) period following its receipt of such notice the Company either (x) notifies Wexford in writing that the Company declines to invest in such Opportunity or (y) fails to respond to such notice, then Wexford shall have the right to invest in such Opportunity or direct such investment to its affiliates or any other person or entity on substantially the same terms and conditions set forth in the notice.  If the person originating the Opportunity has indicated to Wexford that a decision about whether to invest in such Opportunity must be made on an expedited basis, Wexford shall inform the Company in writing of such shorter time period, and the Company will use reasonable efforts to make an investment decision on such expedited basis so as to allow Wexford sufficient time to decide whether to pursue such Opportunity in the event that the Company declines to pursue same.  If the terms and conditions of any Opportunity shall materially improve from those set forth in any notice, then Wexford shall so advise the Company in an additional written notice, and the Company shall have an additional ten (10)

Business Day (as defined below) period to elect to invest in such Opportunity on such improved terms and conditions.  Wexford acknowledges and agrees that to the extent the Company determines not to pursue an Opportunity, the approval of the Company’s “independent directors”, as such term is defined in Rule 4200 of the Nasdaq Stock Market, shall be required before Wexford shall pursue such Opportunity.  Notwithstanding the foregoing, Wexford shall not be required to present any Opportunity to the Company that constitutes an investment of any nature whatsoever in (a) a publicly-held company or any derivative transactions relating or indexed to the equity or debt of a publicly-held company or (b) any investment opportunity that does not relate to Dry Bulk Ships.  “Business Day”, for the purposes of this Agreement, means a day on which commercial banks in New York, New York, United States of America, are not authorized or required to by law to close.

3.                                       Authority of Wexford; Limitations.

(a)                                  Subject to the remaining provisions of this Section 3 and the direction of the Board, Wexford shall have full discretion and authority pursuant to this Agreement to perform the duties and services specified in Section 2 hereof in such manner as Wexford reasonably considers appropriate.  In furtherance of the foregoing, each entity of the Company Group hereby designates and appoints Wexford as its agent and attorney-in-fact, with full power and authority and without further approval of any entity of the Company Group (subject to the provisions of this Section 3), for purposes of accomplishing on its behalf any of the foregoing matters or any matters which are properly the subject matter of this Agreement.  Wexford may execute, in the name and on behalf of each entity of the Company Group all such documents and take all such other actions which Wexford reasonably considers necessary or advisable to carry out its duties hereunder, subject to the provisions of this Section 3.

(b)                                 All actions of Wexford made pursuant to the authority granted by the Company Group hereunder (including without limitation in Section 3(a) hereof) shall at all times be subject to (i) applicable law, (ii) the certificate of incorporation and by-laws (the “Corporate Charter Documents”) of the Company or such other the Company Group entity, as the case may be, and (iii) any limitation or restriction on such authority determined by the Board; provided that the Board shall not place any limitation or restriction on such authority that is contrary to the terms or spirit of this Agreement.

(c)                                  At the written request of Wexford, the Company promptly shall deliver such resolutions of the Board as may be appropriate in connection with any action of Wexford authorized hereunder or any transaction authorized hereby entered into by Wexford on behalf of the Company Group.

(d)                                 Wexford acknowledges receipt of copies of the Corporate Charter Documents as in effect on the date hereof.  Notwithstanding any provision of this Agreement to the contrary, Wexford agrees not to effect, or commit the Company Group to effect, any transaction (or series thereof) required under such Corporate Charter Documents or applicable law to be approved by the Board or the stockholders of the Company or any other the Company Group entity, as the case may be, without first obtaining such approval in accordance therewith.

4.                                       Compensation; Reimbursement of Expenses.

(a)                                  Reimbursable Expenses; Reimbursement.  The Company shall reimburse Wexford for all of its direct and indirect third party costs properly allocated to the performance of its duties and services, including without limitation any legal, administrative or similar fees and disbursements incurred by Wexford in respect of the Company Group (whether such fees or disbursements are incurred in-house or from third parties).  In addition, the Company shall pay all fees and disbursements charged by third parties that are retained by Wexford or the Company Group to provide services related to Technical Operations, Commercial Operations or Operational Regulations or other services for or on behalf of the Company Group.

In the event that Wexford provides services to the Company Group, beyond those that Wexford is required to provide under this Agreement and that would otherwise be provided by a third party, Wexford has the right to charge the Company Group an additional fee for such services; provided that such fee is comparable to or less than the fee that would have been charged by such third party and provided further that the payment of such fee has been approved by the Board.

The Company shall reimburse Wexford for the cost of an Errors and Omissions Insurance Policy in an amount not to exceed five million dollars (U.S.$5,000,000), covering the services to be provided by Wexford hereunder and with the costs incurred by Wexford in obtaining a fidelity bond relating to such services.

Wexford shall provide a written statement to the Company (the “Statement”) monthly as soon as practicable following the end of each month during the term hereof, and following the expiration or earlier termination hereof, for the expenses reimbursed for the month or other period last ended or, in the case of expiration or termination, all unbilled reimbursable expenses.  The Company shall have ten (10) Business Days to dispute in good faith any amount claimed in the Statement or any other written presentment of expenses, after which such amount shall be deemed correct and payable to Wexford within five (5) Business Days; provided that if there is a dispute the parties agree to work amicably to promptly determine the correct amount.

(b)                                 Compensation.  As compensation for the services to be performed by Wexford under this Agreement during the initial term thereof, the Company shall pay Wexford (i) an annual base management fee of one million five hundred thousand dollars (U.S.$1,500,000) per annum (the “Base Management Fee”), payable quarterly in advance, and (ii) an additional management fee (the “Supplemental Management Fee”) of fourteen thousand dollars (U.S.$14,000) per month per each vessel owned, leased or otherwise employed by the Company Group in addition to a base fleet of six (6) vessels (which may be six (6) vessels owned on the date hereof or any other fleet of six (6) vessels) (each such additional vessel being an “Additional Vessel”), payable quarterly in advance; provided that if the number of Additional Vessels has increased or decreased during any quarter, Wexford or the Company, as applicable, shall reimburse the other at the end of such quarter for the ratable portion, on a daily basis, of the Supplemental Management Fee that reflects such increase or decrease.  If the term of this Agreement is extended pursuant to Section 8, Wexford and the Company shall agree on the terms of the Base Management Fee and Supplemental Management Fees for such extension period, which shall in no case be less than those contemplated in this Section 4(a).

(c)                                  Management Options.  The Company agrees to create a stock option plan pursuant to which the Company will issue options to Wexford to purchase shares of common stock of the Company (the “Management Options”) representing a six percent (6%) ownership interest on a fully diluted basis (subject to adjustment for stock splits, dividends and the like) as of the completion of the initial registered public offering of the Company’s common stock (the “IPO”).   The Management Options will vest in 1/36 equal amounts at the end of each calendar month during the initial term of this Agreement; provided that the Management Options will be deemed fully vested upon termination by Wexford for cause or by the Company other than for cause pursuant to Section 8.  The exercise price for the Management Options shall be the per share price as of the IPO.  Issuance of the options shall be in accordance with all applicable securities laws.

If the term of this Agreement is extended pursuant to Section 8, Wexford and the Company shall agree on the number and price of Management Options to be issued for such extension period, which will vest ratably over the course of such period and be exercisable at the earlier of the end of such period or termination by Wexford for cause or by the Company other than for cause pursuant to Section 8.

(d)                                 Board Fees.  Any officers or employees of Wexford who serve as members of the Board shall be entitled to receive whatever fees, stock options, reimbursements or other compensation or benefits are paid to other members of the Board.  At the request of Wexford, such amounts may be paid to Wexford instead of to such officers or employees of Wexford.

(e)                                  Audits.  The Company reserves the right to conduct examinations of, and to audit, with five (5) Business Days’ notification, the books and records maintained by Wexford with respect to its reimbursable expenses under this Agreement.  Such examinations and audits may be performed at Wexford’s offices if the books and records are maintained at Wexford’s offices or, at the option of the Company and at the expense of the Company, duplicate sets of such books and records shall be delivered for audit to the Company at a place designated by the Company.  If the audit reveals errors in record keeping or in the amount of reimbursable expenses paid by the Company, Wexford shall immediately correct the same and shall promptly inform the Company in writing of the action taken to correct such errors and shall make such adjustment to the reimbursable expenses paid by the Company as shall be appropriate.  Audits conducted by the Company or its designees shall be an expense of the Company.  The right to audit the books and records maintained by

Wexford shall survive the expiration or earlier termination of this Agreement.

5.                                       Representations.

(a)                                  The Company hereby agrees, represents and warrants to Wexford that:

(i)                                     The retention of Wexford as provided hereunder has been authorized by the Board; and

(ii)                                  This Agreement has been duly authorized by appropriate action and when executed and delivered will be a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, and the Company will deliver to Wexford such evidence of such authority as Wexford may reasonably require, whether by way of a certified resolution or otherwise.

(b)                                 Wexford hereby agrees, represents and warrants to the Company that:

(i)                                     this Agreement has been duly authorized by appropriate action and when executed and delivered will be a legal, valid and binding agreement of Wexford, enforceable in accordance with its terms, and Wexford will deliver to the Company such evidence of such authority as the Company may reasonably require, whether by way of a certified resolution or otherwise;

(ii)                                  neither it nor any Employee is party to any agreement inconsistent with the terms of this Agreement; and

(iii)                               it has or will have available to it, pursuant to contract or otherwise, the services of such persons as may be necessary to provide its services hereunder.

(c)                                  The representations and warranties herein shall be continuing during the term of this Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Company or Wexford, as the case may be, will promptly notify the other of such event and the facts related thereto.

6.                                       Exculpation; Indemnification.

(a)                                  None of Wexford or any of its affiliates or their respective members, officers, directors, partners, employees and agents including without limitation the Employees, (each, an “Indemnified Party”) shall be liable to the Company Group (or its officers or shareholders) (i) for mistakes of judgment or for action or inaction or for losses due to such mistakes, action or inaction so long as such person acted honestly and in good faith and reasonably believed that his conduct was in the best interests of the Company Group, (ii) for losses due to the negligence, dishonesty or bad faith of any agent of the Company Group who was selected, engaged, employed or retained by any Indemnified Party on behalf of the Company Group, provided that such Indemnified Party exercised reasonable care in selecting, engaging, employing or retaining such agent and such Indemnified Party has not caused such agent to be entitled to indemnification by the Company Group for recklessness, bad faith, gross negligence or willful misconduct, or (iii) for any action or inaction which such person reasonably believed was unrelated to the Company Group or related to the provision of services to an entity other than the Company Group.  Each Indemnified Party may consult with counsel and accountants in respect of the affairs of the Company Group and be fully protected and justified in any action or inaction which is taken in good faith reliance upon the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care.  Notwithstanding any of the foregoing to the contrary, the provisions of this Section 6(a) shall not be construed to relieve (or attempt to relieve) any Indemnified Party of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of Section 6(a) to the fullest extent permitted by law.

(b)                                 To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Indemnified Party from and against any loss or expense suffered or sustained by an Indemnified Party with respect to events occurring on or after the date hereof by reason of the fact that he or it is or was an Indemnified Party, including without limitation any judgment, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding (collectively, “Losses”). To the fullest extent permitted by law, the Company shall promptly advance to any Indemnified Party reasonable attorney’s fees and other costs and expenses incurred in connection with the defense of any action or proceeding for which such person may be entitled to indemnification.  In the event that such advance is made by the Company, the Indemnified Party shall agree to reimburse the Company for such fees, costs and expenses to the extent that it was not entitled to indemnification under this Section 6(b) and as otherwise required by law.

(c)                                  The provisions of this Section 6 shall survive any termination of this Agreement.

(d)                                 The determination that an Indemnified Party did not act honestly and in good faith with a view to the best interests of the Company Group or, in the case of criminal proceedings, such Indemnified Party had reasonable cause to believe that such conduct was unlawful shall be made only in a final judgment by a court of competent jurisdiction (not subject to further appeal).

(e)                                  In order to provide for just and equitable contribution, if a claim for indemnification pursuant to this Agreement is made but there is a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then (i) the Company Group, on the one hand, and the Indemnified Party, on the other hand, shall contribute to the Losses to which such Indemnified Party may be subject in accordance with the relative benefits received by the Company Group, on the one hand, and such Indemnified Party, on the other hand, or, (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company Group, on the one hand, and such Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses, and the relevant equitable considerations shall also be considered.  The relative benefits received by the Company Group, on the one hand, and the Indemnified Party, on the other hand, shall be deemed to be in the same respective proportions as gross annual income earned by the Company Group during the relevant year and the annual Base Management Fee and Supplemental Management Fee payable to Wexford during such year; provided that under no circumstances shall the Indemnified Parties be collectively responsible for any contribution in excess of the amount received by Wexford as compensation under this Agreement during the relevant year.

(f)                                    In respect of any payment that the Company is obligated to make to Wexford under this Agreement, including without limitation under this Section 6, the other entities of the Company Group shall be secondarily liable, on a joint and several basis, for any amount that either the Company or any receiver in bankruptcy, as the case may be, either (i) refuses to pay, (ii) is unable to pay, on a current basis, due to insolvency, bankruptcy or the like, or (iii) is barred from paying by a court or otherwise, provided that such other entity or entities are not likewise barred.

7.                                       Independent Contractor.

For the purposes of this Agreement, Wexford shall be an independent contractor and not an employee of any entity of the Company Group, and no entity of the Company Group shall be deemed to be a partner, shareholder or co-venturer with Wexford or any of its affiliates or clients.

8.                                       Term and Termination.

(a)                                  This Agreement shall commence on the date hereof and shall continue in effect for three (3) years from the date hereof unless terminated prior thereto or extended therefrom for one or more years by mutual agreement of the parties in writing (the “Expiration Date”).  Any extension of this Agreement must be made by the parties in writing as of a date not less than six (6) months prior to the then applicable Expiration Date.

(b)                                 The Company, by resolution of its Board, may terminate this Agreement without cause upon sixty (60) days’ prior written notice to Wexford or (ii) for cause immediately upon notice to Wexford.  The occurrence of any of the following events, without limitation, shall be deemed “cause” for termination by the Company of this Agreement:

(i)                                     a final determination by a court of competent jurisdiction, not subject to further review or appeal, that Wexford committed fraud or engaged in willful misconduct in relation to the performance of its responsibilities under the terms of this Agreement; or

(ii)                                  the indictment or conviction of Wexford of a felony.

(c)                                  Wexford may terminate this Agreement for cause upon twenty (20) days’ prior written notice to the Company for any material breach of this Agreement.  A material breach for the purposes of this Section 8(c) includes without limitation any failure by the Company to pay an indemnity or other amount when due, if the Company has been notified in writing of such failure and has been given a period of two (2) Business Days in addition to any applicable grace period to cure such failure; provided that,  for the avoidance of doubt, although Wexford shall have no obligation to inform any entity of the Company Group, other than the Company, of such failure to pay, it shall not be a material breach of this Agreement if another entity of the Company Group pays such amount in full on behalf of the Company or on its own behalf within the time period contemplated above.

(d)                                 In the event that (i) the Company terminates this Agreement other than for cause, or (ii) Wexford terminates this Agreement for cause, in each case as provided in this Section 8, then (x) Wexford shall be entitled to immediate payment of (A) any unpaid balance of the Base Management Fee and the Supplemental Management Fee and (B) the Base Management Fee and the Supplemental Management Fee in the amounts that each would have otherwise come due during the remainder of the term of this Agreement, provided that in such case the Supplemental Management Fee shall be calculated based upon the number of Additional Vessels at the date of such termination, and (y) the Management Options issued pursuant to Section 4(c) shall be deemed immediately and fully vested.

(e)                                  Upon termination of this Agreement, the Company Group shall accept the resignations, if tendered, of officers and directors of the Company Group who are Employees.

9.                                       Miscellaneous.

(a)                                  Notices.  All notices required to be delivered under this Agreement shall be in writing and shall be given by certified or registered mail, postage prepaid, return receipt requested, or by recognized overnight courier, such as Federal Express or Airborne Express, or by facsimile, and shall be deemed to be given on the third business day following the date of posting in a United States Post Office or one day after delivery to the overnight courier or, in the case of facsimiles, upon receipt, and shall be addressed to the [The Company]’s Notice Address or Wexford’s Notice Address (as such terms are defined below).  Either party may, by notice as aforesaid actually received, designate a different address or addresses for communications intended for it.

The term “the Company’s Notice Address” shall mean:

Cavan Maritime Limited

c/o Wexford Capital LLC

411 West Putnam Avenue

Greenwich, Connecticut 06830

Attn:                    Board of Directors

Fax No.:  203-862-7490

The term “Wexford’s Notice Address” shall mean:

Wexford Capital LLC

411 West Putnam Avenue

Greenwich, Connecticut 06830

Attn:                    Frederick B. Simon

Fax No.:  203-862-7320

and

Attn:                    General Counsel

Fax No.:  203-862-7312

(b)                                 Assignment.  No party may assign any of its rights hereunder without prior written consent of the other party.

(c)                                  Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and no other person shall have any right or obligation under this Agreement except as specifically set forth herein.

(d)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the principles of conflicts of law thereof, other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) applicable to contracts made and to be entirely performed therein, except that matters relating to the corporate governance of the Company Group shall be governed by the Marshall Islands Business Corporation Act.

(e)                                  Jurisdiction And Waiver of Jury Trial.  Each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such Courts, and each of the parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such federal court.  Each of the parties agrees not to commence any legal proceeding related hereto except in such Court.  Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such Court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such action, suit or proceeding bought in any such court has been brought in an inconvenient forum.  Each of the parties irrevocably waives any right it may have to a trial by jury in any such action, suit or proceeding.  Each of the parties agrees that the prevailing party in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be entitled to recover its reasonable fees and expenses in connection therewith, including without limitation legal fees.  Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f)                                    Agent for Service of Process.  The Company hereby appoints Corporation Service Company with an office on the date hereof at 50 Weston Street, Hartford, Connecticut 06120-1537 as its agent to receive on behalf of itself and its property services of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to the Company in care of the process agent at the above address, and the Company hereby irrevocably authorizes and directs the process agent to accept such service on its behalf.

(g)                                 Waiver and Amendment.  Except as otherwise expressly provided herein, no provision hereof may be waived, amended or otherwise modified except by a written agreement signed by each of the parties hereto which, in the case of the Company, shall be approved by the Company’s “independent directors”.  No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision whether or not similar nor shall any waiver constitute a continuing waiver.

(h)                                 Confidentiality.  Each party shall use the same level of care it uses to protect its own confidential or proprietary material to keep the information disclosed to it concerning the Company Group or any transactions contemplated by this Agreement and not otherwise publicly available confidential and shall not disclose to any person any provision of or information regarding this Agreement without the consent of each other party, unless such disclosure is otherwise required by applicable law, any governmental authority or any listing or exchange rules to which such party or a subsidiary or affiliate of such party may be subject or pursuant to any judicial proceeding; provided that each party may disclose such information to its directors, officers and employees (subject to such person’s execution of a customary nondisclosure agreement), auditors, regulatory authorities, accountants, counsel and consultants.

(i)                                     Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and superseded all prior agreements and understandings relating thereto.

(j)                                     Construction.  Any reference to a section is a reference to such section in this Agreement.  Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

(k)                                  Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

(l)                                     Severability.  If any provision of this Agreement shall be invalid, illegal or unenforceable, to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(m)                               Headings.  The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

(n)                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CAVAN MARITIME LIMITED

By:
Name:
Title:

WEXFORD CAPITAL LLC

By:
Name:
Title: